First Quarter 2022
Earnings Call
Video Update
Max K. Brodén

April 27, 2022

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including those caused by COVID-19
•defaults and credit downgrades of investments
•exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments foreign currency fluctuations in the yen/dollar exchange rate
•differing judgments applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•concentration of the Company's investments in any particular single-issuer or sector
•the effects of COVID-19 and its variants (both known and emerging), and any resulting economic effects and government interventions, on the Company's business and financial results
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•the operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics (such as the coronavirus COVID-19), tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This transcript includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
1Q22 Earnings Call
April 27, 2022

Hello, and thank you for joining me as I provide a financial update on Aflac Incorporated’s results for the first quarter of 2022.

Aflac Incorporated reported first quarter net earnings per diluted share of $1.58 versus $1.87 in first quarter 2021. Adjusted earnings per diluted share decreased 7.2% to $1.42, with a $0.06 negative impact from FX in the quarter. The quarter a year ago benefited from abnormally low claims utilization and strong variable investment income. Adjusting for these factors, we view the financial performance in Q1 as solid, and on track for our full year objectives.

Variable investment income ran $27 million above our long-term return expectations. Adjusted book value per share including foreign currency translation gains and losses grew 6.9%, and the adjusted ROE was a strong 14.2%, a significant spread to our cost of capital.

Starting with our Japan segment, total earned premium for the quarter declined 4.3%, and policies and riders in-force declined 1.6%. Both these numbers are key metrics for us when analyzing the underlying business. Recognizing the impact of paid-up policies on our earned premium trends and revenue recognition, we watch policies and riders in-force as an indicator of trends pertaining to Japan’s economic value. That said, premium and policies in-force have been depressed as we recover from two years of COVID impact.

Japan’s total benefit ratio came in at 67.1% for the quarter, down 130 basis points year over year, and the third sector benefit ratio was 56.4%, down 160 basis points year over year. We experienced a greater than normal IBNR release in our third sector block, as experience continues to come in favorably relative to the initial reserving. Adjusting for greater-than-normal IBNR releases and slightly higher-than-normal lapses, we estimate our normalized benefit ratio for Q1 to be 69.1%.

Persistency remained strong with a rate of 94.3%, down 70 basis points year over year. Our expense ratio in Japan was 21.2%, down 10 basis points year over year. Constrained business activity due to pandemic conditions impacted our sales and marketing expenses in Q1, which we expect to be a temporary phenomenon. We anticipate increased spending on key initiatives to continue and especially in the second half of the year as we tend to see some seasonality in spending and the progression of project and product development.

Adjusted net investment income increased 5.9% in yen terms, primarily driven by favorable returns on our growing private equity portfolio and favorable FX translation on our USD denominated investments, partially offset by lower reinvestment yield on our fixed rate yen portfolio. The pretax margin for Japan in the quarter was 25.3%, up 220 basis points year over year, a very good result for the quarter.

Turning to U.S. results, net earned premium was down 0.6%, as lapses were higher than sales despite an uptick in our new business written. Persistency declined 150 basis points to 78.5%. Breaking down the 150 basis points persistency rate decline further, 60 basis points can be explained by the emergency orders in place and 90 basis points by a general decline in persistency across the book. Greater movement of the U.S. labor force has a fairly immediate impact on our in-force as individuals change jobs in between enrollment cycles or move to an employer not offering Aflac. This increase is broad and across the whole book with no specific concentrations by geography, industry or policyholder duration.

The bottom line financial impact from the higher-than-normal lapses is a favorable $5 million, the net impact from reserve releases and DAC write offs, with significant impact to our key value drivers discussed in more detail in a moment.

Our total benefit ratio came in lower than expected at 44.0%, or 490 basis points higher than Q1 2021, which was heavily impacted by the initial pandemic. The lapse impact is estimated to have lowered the benefit ratio by 290 basis points, as reserves associated with lapsed policies were released. Furthermore, we estimate that the net IBNR adjustments in the quarter and COVID incurred claims had a net 210 basis points favorable impact, leading to an underlying benefit ratio of 49.0%.

Our expense ratio in the U.S. was 42.2%, up 370 basis points year over year. About 230 basis points can be explained by higher lapsation discussed earlier, which directly hits expenses by greater DAC amortization.

As policies lapse, the DAC balance associated with those policies will be written off and flow through our P&L. The expense ratio is also impacted by a lower denominator as increased lapses leads to lower net earned premiums. Our continued build-out of growth initiatives - Group life & disability, Network Dental and Vision and Direct to Consumer – increased our U.S. expense ratio by 260 basis points. We would expect this impact to decrease over time as these businesses transition from build to delivering on sales and revenue generation.

Adjusted net investment income in the U.S. was up 4.5%, mainly driven by favorable VII in the quarter. Profitability in the U.S. segment was solid with a pretax margin of 19.8% with the low benefit ratio as the core driver.

In our corporate segment, we recorded a pretax loss of $44 million as adjusted Net investment income was $18 million lower than last year due to low interest rates at the short end of the yield curve and change in value of certain tax credit investments. These tax credit investments serve to depress the net investment income line for U.S. GAAP purposes with an associated credit to the tax line. The net impact to our bottom line including the tax benefit was a positive $4.5 million in the quarter. To date, these investments are performing well and in line with expectations.

Our capital position remains strong, and we ended the quarter with an SMR north of 900% in Japan and a combined RBC north of 600%. Unencumbered Holding company liquidity stood at $3.6 billion, $1.2 billion above our minimum balance. I would note that Q1 tends to be our lowest cash level quarter due to seasonality in dividends from our insurance subsidiaries.

Leverage, which includes the sustainability bond, remains at a comfortable 21.7%, toward the lower end of our leverage corridor of 20-25%. In this quarter alone, the FX rate lowered our leverage by 60 basis points as roughly $4.5 billion of debt is denominated in yen when including cross currency swaps and did depreciate in the quarter.

I would like to address a topic that I know is on your mind, and that is how we approach and manage FX exposure and hedging. We fundamentally believe that the best approach is to strategically hedge our economic exposure to the yen in order to protect the long-term value of Aflac Japan as well as the dividends the holding company receives, reducing volatility and the cost of capital.

We do this through holding unhedged USD assets in the Japan general account, which stands at about $26 billion, entering into FX forwards at the holding company with a notional balance of $5 billion and borrowing in yen, which we have about $4.5 billion equivalent of yen debt outstanding, when including cross currency swaps. These are economic hedges that do not run through adjusted GAAP EPS, but protect the shareholder from changes in the yen/dollar exchange rate.

Adjusted GAAP EPS is protected by the translation impact from USD denominated net investment income, but not by fair value adjustments of economic hedge instruments described above. Taking the FX impact in Q1, we would expect every 5 yen move to the dollar to have about a $0.06 to $0.08 impact to our annualized adjusted EPS going forward.

We repurchased $500 million of our own stock and paid dividends of $260 million in Q1, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk adjusted ROE with a meaningful spread to our cost of capital.

I appreciate your attention, and look forward to discussing our results in further detail on tomorrows earnings call. Thank you.